Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of August 1, 2015 (the “Effective Date”) is entered into by and among Boston Omaha Corporation, a Delaware corporation (the “Company”) and Alex Rozek (“Executive”).

For other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

ARTICLE I
EMPLOYMENT, POSITION, DUTIES, AUTHORITY AND TERM

1.01           Employment.  The Company agrees to, and does hereby, continue to employ Executive, and Executive agrees to, and does hereby accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement.

1.02           Position, Duties and Authority.  During the Term, Executive shall serve as Co- Chief Executive Officer of the Company and shall report directly to the Company’s Board of Directors (the “Board”) and shall have such customary responsibilities, duties, power and authority (consistent with Executive’s position as Co-Chief Executive Officer of the Company and reasonably related to the Company’s business) as shall be determined from time to time by the Board.  Executive shall devote such of Executive’s business time, attention, skill and efforts to the business and affairs of the Company as reasonably determined by the Executive (it being acknowledged that the Executive is not anticipated to spend his full time and efforts on behalf of the Company and the Company acknowledging that the Executive currently is the Manager of Boulderado Group, LLC).  Subject to that certain Agreement Regarding Assignment of Inventions, Confidentiality and Non-Solicitation by and between Executive and the Company and attached hereto as Exhibit A (the “Employee NDA”), Executive may engage in other business, personal, charitable, and similar types of activities to the extent that such activities do not materially inhibit or prohibit the performance of Executive’s duties hereunder or materially inhibit or conflict with the business of the Company.

1.03           Term of Employment.  Subject to earlier termination pursuant to Article III, Executive’s employment pursuant to this Agreement shall continue until the first anniversary of the date hereof (the “Initial Term”) and shall automatically renew for successive one-year terms thereafter (each a “Renewal Term,” and together with the Initial Term, the “Term”) unless either party hereto delivers written notice of termination to the other at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, as the case may be.

ARTICLE II
COMPENSATION, BENEFITS AND EXPENSES

2.01           Compensation and Benefits.  For all services rendered by Executive in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of the Company, or any subsidiary or  affiliate, Executive shall be compensated by the Company as follows (subject, in each case, to the provisions of Article III below):

(A)           Base Salary.   The Executive will serve for a Base Salary equal to the federal minimum wage for the period through December 31, 2015.  Commencing January 1, 2016, the Executive will receive a Base Salary at the rate of $275,000 per annum, payable in accordance with the Company’s payroll payment policy as in effect from time to time.

(B)           Annual Bonuses.  During the Term, Executive shall be eligible to participate in the Management Incentive Bonus Plan attached hereto as Exhibit B (the “MIBP”). Any payments due under the MIBP paid hereunder will be paid in the payroll period next following the Board’s approval of such MIBP Payment and shall be conditioned on the Executive’s continued employment with the Company as of the date of the end of the fiscal year in which the MIBP is determined. The MIBP shall only become effective at such time as the MIBP is approved by a vote of the majority of the Company’s directors who are deemed to be “disinterested directors” within the meanings of Section 144(a)(1) of the Delaware General Corporation Law (the “DGCL”) or the MIBP is approved by the vote of the Company’s stockholders under Section 144(a)(2) excluding the vote of any stockholders eligible to receive a benefit under the MIBP or any “affiliate” of such stockholder (including, for the avoidance of doubt, each of Magnolia Capital Fund, L.P. and Boulderado Capital, LLC).

(C)            General Benefits.    Commencing January 1, 2016, the Executive shall be entitled to such benefits as the Company provides to its employees generally.

2.02           Expenses.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses Executive incurred during the Term in connection with the performance of Executive’s duties under this Agreement, according to the Company’s expense and reimbursement policies in effect from time to time.

2.03           Withholding and Deduction.  All payments to Executive pursuant to this Agreement are subject to applicable withholding and deduction requirements.

ARTICLE III
TERMINATION

3.01           Events of Termination.  This Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(A)           Death. In the event of Executive’s death, this Agreement and Executive’s employment hereunder shall automatically terminate effective as of the date and time of death.

(B)           Disability. To the extent permitted by law, in the event of Executive’s medically determined physical or mental disability as a result of which Executive is unable to perform Executive’s material duties under this Agreement for a period of at least one hundred twenty (120) consecutive days in any twelve (12)-month period or one hundred fifty (150) non-consecutive days in any twelve (12)-month period, and which cannot be reasonably accommodated by the Company without undue hardship (“Disability”), the Company may terminate this Agreement and Executive’s employment hereunder upon at least thirty (30) days’ prior written notice to Executive.

(C)           Termination by the Company for Cause. The Company may, at its option, terminate this Agreement and Executive’s employment hereunder for Cause (as defined herein) upon giving notice of termination to Executive (following the expiration of the applicable cure period, if any) which notice specifies that the Company deems such termination to be for “Cause” hereunder and specifies in reasonable detail the grounds for such “Cause.”  Executive’s employment shall terminate on the date on which such notice shall be given.  For purposes hereof, “Cause” shall mean (a) Executive’s conviction of, guilty or nolo contendere plea to, or confession of guilt of, a felony or act involving moral turpitude or fraud; (b) Executive’s willful and continued breach of this Agreement or the Employee NDA; (c) Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations; (d) Executive’s failure to perform his assigned duties for the Company or willful and continued breach of the Company’s written policies and failure to remedy such nonperformance or beach within thirty (30) days following written notice from the Board to Executive notifying him of such failure or breach; or (e) Executive’s theft, fraud, embezzlement, dishonesty or similar conduct which is or is likely to be injurious to the business or reputation of the Company or any subsidiary of the Company.

(D)           Without Cause by the Company.  The Company may, at its option, at any time terminate Executive’s employment for no reason or for any reason whatsoever (other than for Cause or due to death or Disability), provided that in such event the Company shall be obligated to pay Executive the Severance Payments (as defined below).

(E)           Termination By Executive.  Executive may terminate this Agreement and Executive’s employment hereunder at any time with notice to the Company, either with Good Reason or without Good Reason.  For purposes hereof, “Good Reason” shall mean any of the following: (i) a substantial diminution in the duties and responsibilities of Executive; (ii) a substantial diminution in Executive’s compensation or benefits; or (iii) relocation of the Company’s place of business in which Executive is employed to a location outside of a thirty (30) mile radius of Boston, Massachusetts.

(F)           Mutual Agreement.  This Agreement and Executive’s employment hereunder may be terminated at any time by the mutual agreement of the Company and Executive.

(G)           Expiration of Term.  This Agreement and Executive’s employment hereunder shall automatically terminate upon the expiration of the Term.

(H)           Definition of Severance Payments.   “Severance Payments” means an amount of the MIBP equal to the amounts which would have been payable to the Executive if he had remained with the Company through the remainder of the fiscal year in which his employment terminates multiplied by a fraction equal to the number of days during the fiscal year that the Executive remained employed by the Company divided by 365. If the Executive becomes a full-time employee of the Company, Severance Payments shall also mean an amount equal to four months base salary for each full 12 month period Executive is employed by the Company commencing August 1, 2015, except that in no event shall Severance Payments exceed  the then current base salary on a monthly basis multiplied by 12.

(I)   Execution of Release.   The payment of Severance Payments shall be conditioned upon the Company’s receipt of a Release from Executive in form and substance reasonably acceptable to the Company.

3.02           The Company’s Obligations Upon Termination.

(A)           Death, Disability, Termination without Cause or Termination for Good Reason.  If, during the Term, this Agreement and Executive’s employment hereunder shall terminate as a result of Executive’s death, Disability, termination by the Company without Cause or termination by the Executive for Good Reason, the Company’s sole obligation to Executive (or his estate) under this Agreement shall be for the Company to (i) pay to Executive’s estate the amount of any Base Salary earned, but not yet paid to Executive, prior to the date of such termination, (ii)  reimburse Executive (or his estate) for any expenses incurred by Executive through the date of termination, in accordance with Section 2.02, (iii) pay to the Executive (or his estate) an amount equal to the payment he would have received under the MIBP for the fiscal year in which his employment terminated had he remained employed by the Company for the entire fiscal year, and (d) if at the time of such termination the executive is receiving a Base Salary and his employment is terminated without Cause by the Company or the executive terminates for Good Reason, the amount of Severance Pay.

(B)           For Cause; Termination by Executive without Good Reason.  If, during the Term, the Company shall terminate this Agreement and Executive’s employment hereunder for Cause or Executive shall terminate this Agreement and Executive’s employment hereunder without Good Reason, the Company’s sole obligation to Executive under this Agreement shall be for the Company to (i) pay to Executive the amount of any Base Salary earned, but not yet paid to Executive, prior to the date of such termination, and (ii) reimburse Executive for any expenses incurred by Executive through the date of termination, in accordance with Section 2.02.

(D)           Expiration of Term; Mutual Agreement.  Upon the expiration of the Term or any termination of this Agreement and Executive’s engagement hereunder by mutual agreement of the Company and Executive, the Company’s sole obligation to Executive under this Agreement shall be for the Company to (i) pay to Executive the amount of any Base Salary earned but not yet paid to Executive, prior to the date of such termination, and (ii) reimburse Executive for any expenses incurred by Executive through the date of termination, in accordance with Section 2.02.

(E)           Vested Benefits.  In addition to the payments and benefits set forth in this Section 3.02, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those relating to any severance or equity incentive plan) on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.

3.03.   Executive’s Obligations Upon Termination. Upon any termination, the Executive agrees that he will be bound by the Employee NDA, and that he will inform all third parties, including but not limited to, future employers, consulting or other clients of Executive, of these agreements.  The Executive acknowledges that the restrictions contained in the Employee NDA are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by Executive of any provision contained in the Employee NDA will result in immediate irreparable injury to the Company for which a remedy at law would be inadequate.  Executive further acknowledges that any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.

3.04           Release.  Any payments to be made or benefits to be provided by the Company or any affiliate thereof pursuant to this Article III or any other provision hereof which requires receipt of a release from Executive, shall be subject to the Company’s receipt from Executive of an effective general release and agreement not to sue, in a written form satisfactory to the Company (the “Release”).  Notwithstanding the due

date of any payment hereunder requiring a Release, the Company shall not be obligated to make any such payment until after the expiration of any revocation period applicable to the Release.

3.05           Survival.  This Article III and Article IV shall survive any expiration or termination of this Agreement.

ARTICLE IV
MISCELLANEOUS

4.01           Benefit of Agreement and Assignment.  This Agreement shall inure to the benefit of the Company, any subsidiary of the Company, and each of their respective successors and assigns (including, without limitation, any purchaser of all or substantially all of the assets of either of the foregoing) and shall be binding upon such parties and their respective successors and assigns.  This Agreement shall also inure to the benefit of and be binding upon Executive and Executive’s heirs, administrators, executors and assigns.  Executive may not assign or delegate Executive’s duties under this Agreement without the prior written consent of the Company.  Nothing in this Agreement shall preclude the Company and/or any subsidiary of the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of such party hereunder.  Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the term “Company” as used herein shall be deemed to be modified as necessary to reflect that such other person or entity shall have assumed the benefits and obligations of such party hereunder and this Agreement shall continue in full force and effect unless otherwise terminated pursuant to the terms hereof.

4.02           Notices.  Any notice required shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail ( return receipt requested) or (iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Company or Executive, as the case may be, at the respective addresses indicated below or such other address as either party may in the future specify in writing to the other in accordance with this Section 4.02 in the case of the Company to Boston Omaha Corporation, 292 Newbury Street, Suite 333, Boston, Massachusetts 02115, with a copy to Gennari Aronson, LLP, 300 First Avenue, Suite 102, Needham, Massachusetts 02494, Attention Neil Aronson, Esq. and in the case of Executive to Alex B. Rozek, 292 Newbury Street, Suite 333, Boston MA 02115.

4.03           Entire Agreement.  This Agreement, including the schedules and exhibits hereto, together with the Employee NDA, contain the entire agreement of the parties hereto with respect to the terms and conditions of Executive’s employment during the Term and activities following termination of this Agreement and supersede any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement and the NDA.  This Agreement may not be changed or modified except by an instrument in writing, signed by the Company and Executive.

4.04           No Waiver.  The waiver by the other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

4.06           Headings.  The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

4.07           Governing Law; Jurisdiction.   This Agreement, the performance of this Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the conflict or choice of law provisions and principles thereof.

4.08           Resolution of Disputes.  In the event of any dispute, controversy or claim arising out of relating to this Agreement, any and all proceedings arising out of this agreement shall be brought before a single arbitrator in accordance with the rules of the American Arbitration Association.  The decision of the arbitration tribunal shall be final, binding and non-appealable.

4.09           Validity; Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.11           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

4.10           Independent Advice.   Executive acknowledges and agrees that in connection with the preparation, negotiation and execution of each of this Agreement, the Employee NDA and any other related agreements (the “Employment Arrangements”):  (i) that Gennari Aronson, LLP (“GALLP”) has served, and continues to serve, as counsel to the Company in connection with the Employment Arrangements, (ii) that GALLP has not, and does not serve as counsel to Executive in connection with the Employment Arrangements, (iii) that GALLP has not counseled or advised the Executive in connection with the Employment Arrangements, (iv) that the Executive is not relying on any accounting, tax or legal advice of GALLP in connection with the Employment Arrangement, (v) that the Executive has been advised to obtain separate and independent accounting, tax and legal advice of the Executive’s own choosing prior to entering into the Employment Arrangements, and (vi) that GALLP is an intended third party beneficiary of this paragraph.

[SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, the Company and Executive have duly executed this Employment Agreement as of the date first written above.

BOSTON OMAHA CORPORATION

By: /s/ Adam K. Peterson
      Name: Adam K. Peterson
      Title: Co-Chief Executive Officer

/s/ Alex B. Rozek
Alex B. Rozek